Exhibit 99.1

eXp Realty Launches Direct Purchase Program for Agents and Brokers

5% of Commission Income to Be Used to Purchase Company Common Stock

BELLINGHAM, WA--(Marketwired - Apr 30, 2015) - eXp Realty International Corporation (OTCQB: EXPI), The Agent-Owned Cloud Brokerage™, today announced that starting May 1st all eXp Realty Agents and Brokers will be eligible to contribute 5% of their commission income to the purchase of eXp Realty International Corporation stock as part of a Direct Purchase Program.

Agents and Brokers who have signed an Addendum to their Independent Contractor Agreement shall have 5% of the commission that would have normally been paid to the agent or broker at close instead retained by the company as "Paid in Capital" and Agents and Brokers will receive shares from Treasury. The shares will be restricted shares carrying a restrictive legend. The number of shares issuable will be determined using a price per share that is a 20% discount to the average closing price of the Company's common stock over the 30-day period preceding the last day of the month, subject to the other terms and conditions of the Program. Shares will then be issued the following month to those agents who contributed and will be held in book form with the Company transfer agent unless delivery is requested by the agent or broker.

eXp Realty, CEO and Founder Glenn Sanford stated, "We are committed to agent ownership. Many agents are accustomed to paying 5%, 6% or even 7% franchise fees. At eXp Realty, a non-franchise operation, we believe that those monies are better put to use for the direct benefit of the agent by allowing them, if they wish to, to increase their ownership stake in the brokerage on favorable terms rather than going to a third party franchisor. Agents and brokers of any brokerage ultimately generate the sales and revenues for the brokerage and at eXp Realty, we believe they should be owners, whether through this program, our Icon Agent program, or simply by doing those things that good, productive professionals are going to do naturally by being in the business."

About eXp Realty International Corporation

eXp Realty is a full-service real estate brokerage providing 24/7 access to collaborative tools, training, and socialization for real estate brokers and agents through its 3-D, fully-immersive, cloud office environment. The eXp infrastructure effectively reduces agents' overhead and increases their profits while providing greater service value to consumers.

As a publicly-traded company, eXp uniquely offers agents and brokers the opportunity to earn equity awards for production and contributions to company growth. The Company also features an aggressive revenue sharing program that pays agents a percentage of gross commission income earned by fellow professionals who they attract into the Company.

eXp operates in approximately 30 states and parts of Canada. For more information, visit: www.exprealty.com or investors.exprealty.com.

You can also follow eXp Realty International on Twitter, LinkedIn, Facebook, and YouTube channel.

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements.

Contact:

Investor Relations Contact Information:
Glenn Sanford, Chairman & CEO
eXp Realty International Corporation
Email Contact
1+360-389-2426

Trade and Media Contact Information:
Jason Gesing, President
eXp Realty International Corporation
Email Contact
1+617-970-8518